Exhibit 99.1

EMRISE
NEWS	CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE CORPORATION TO VOLUNTARILY DELIST FROM NYSE Arca,

TRANSFER TO OTC BULLETIN BOARD

DURHAM, NC — February 9, 2011 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it will voluntarily delist its common stock from the NYSE Arca and has taken the required steps for its common stock to be quoted on the OTC Bulletin Board (OTCBB), a nationally recognized, electronic trading market.  In accordance with NYSE Arca Equities Rule 5.4(b), formal written notice was submitted to NYSE Arca following the unanimous consent and approval of the EMRISE Board of Directors.  The voluntary delisting of EMRISE common stock from NYSE Arca is expected to be effective after the close of market on Tuesday, February 22, 2011, and the Company’s stock is expected to begin trading on the OTCBB at the open of the market on Wednesday, February 23, 2011 under the trading symbol EMRI.  The Company will issue a news release before its stock begins to trade on the OTCBB confirming the trading symbol and date trading will commence.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said that with the full support of its Board, the Company decided it was in the best interests of EMRISE and its stockholders to voluntarily delist at this time and transfer to the OTCBB.  Since EMRISE common stock is no longer eligible for continued listing under NYSE Arca Equities Rule 5.5(h)(4), the Company’s decision will immediately eliminate the overhang of uncertainty caused by a potential involuntary delisting, which management believes has negatively impacted the trading liquidity and price of EMRISE stock.

Oliva also noted that the ongoing benefits to the Company of an NYSE Arca listing do not justify continuing its efforts to retain the listing, particularly since, among other reasons, nearly all the trading in EMRISE shares is currently done on trading venues other than NYSE Arca.

“It’s now time to move on and increase our focus on growing the Company and building value for our stockholders,” Oliva added.  “Over the last several months, the financial and operational strength of the Company has improved dramatically, and our entire management team is optimistic about the future prospects of EMRISE.  Our order rates are better than ever as recently demonstrated by the nearly $8 million in orders we announced in December and January and we have entered 2011 with a record backlog from continuing operations.  Of equal importance, as we look forward, we see improving prospects for business in 2011 and there are indications of increases in growth in some of our key markets.”

A market maker has submitted a Form 211 application for EMRISE common stock to be quoted on the OTCBB, and the Company has compiled a list of additional market makers it will be asking to make a market in its stock.   Long term, the Company’s strategic objectives call for the future listing of its common stock on a national exchange.

The Company believes that the successful execution of EMRISE’s plans to grow organically and through strategic mergers and acquisitions coupled with the presence of new market makers and the absence of the overhang of an involuntary delisting will have a positive impact on the trading liquidity and valuation of its shares.

Other Important Information Related to the Company’s Notice of Voluntary Delisting from NYSE Arca

EMRISE received notice on January 5, 2010, that it was no longer in compliance with the minimum $1.00 per share price required for continued listing on the NYSE Arca under NYSE Arca Equities Rule 5.5(h)(4), and on May 24, 2010 it was notified that it no longer met the requirements for total net tangible assets of $500,000 and net worth of $2 million for continued listing on the NYSE Arca under NYSE Arca Equities Rule 5.5(h)(3).

On November 19, 2010, EMRISE was notified by NYSE Regulation that it had regained compliance with NYSE Arca’s Net Worth and Tangible Net Assets continued listing standards.  At the same time, NYSE Regulation said that even though the Company’s common stock had closed at or above $1.00 for the previous 30 trading days, it was unable to conclude that the Company had demonstrated sustained compliance with the minimum share price standard due to the intra-day trading range and the price of the stock moving to or slightly above $1.00 at the close.  Consequently they would continue to monitor the trading of EMRISE stock.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  For more information, go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the ability of the Company to enlist market makers in its common stock; the anticipated improved trading liquidity and valuation; the ability to successfully execute plans to grow organically and through strategic merger and acquisition transactions; the ability to obtain a listing for the Company’s common stock on a national exchange; the ability to grow the Company and build stockholder value;  the improving prospects for business in 2011; and the expectation of increases in growth in some of the Company’s key markets are forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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